Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

CTPARTNERS EXECUTIVE SEARCH INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is CTPartners Executive Search Inc.

2. The Certificate of Incorporation of the Corporation is hereby amended by striking out the first sentence of Article FOURTH, Subsection A Classes of Stock thereof and by substituting in its place the following sentence:

“The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is Sixteen Million (16,000,000) shares, of which Fifteen Million (15,000,000) shares shall be Common Stock, $0.001 par value per share (“Common Stock”), and One Million (1,000,000) shares shall be Preferred Stock, $0.001 par value per share (“Preferred Stock”).”

3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have executed this Certificate of Amendment of the Certificate of Incorporation this 25th day of July, 2012.

CTPARTNERS EXECUTIVE SEARCH INC.

By:	/s/ David C. Nocifora
Name:	David C. Nocifora
Title:	Chief Operating Officer and
Chief Financial Officer